AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), is made and entered into this 1st day of April 2016, by and among The Chron Organization, Inc., a Nevada Corporation (“CHRON”) and Chron Energy, Inc., a Nevada Corporation (“CEI”). CHRON and CEI are hereinafter sometimes collectively referred to as the “Parties.”

RECITALS:

A. CHRON desires to acquire the business of CEI through a merger of CEI with and into CHRON (the “Merger”), with CHRON as the surviving corporation of the Merger.

B. It is the intention of the parties hereto that: (i) the Merger shall qualify as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and the parties intend this Agreement to qualify as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a), and (ii) the Merger shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the CHRON Security Holders reside.

C. The board of directors of each of CHRON, and CEI and the CHRON Security Holders each deem it to be in the best interests of CHRON and CEI and their respective shareholders to consummate the Merger, as a result of which CEI shall be merged with and into CHRON.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Merger and/or the Parties.

“Articles of Merger” shall mean the certificate of merger of CEI with and into CHRON pursuant to the Nevada Revised Statutes.

“Business Day” shall mean any day, excluding Saturday or Sunday or any other day on which national banks located in Nevada shall be closed for business.

“dollar” and “$” means lawful money of the United States.

“Effective Time” shall have the meaning set forth in Section 1.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

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“Knowledge” means the knowledge of the officers or other senior management of a Person after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Merger Shares” shall mean that number of shares of CHRON Common Stock to be issued to the CEI Security Holders and others on the Closing Date and as at the Effective Time of the Merger.

“NRS” means the Nevada Revised Statutes.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“CEI Principal Executive Officer” shall mean the President or CEO of CEI.

“CEI Securities” means, as at the date in question, all of the issued and outstanding shares of common stock of CEI.

“CEI Security Holders” means the collective reference to all of the record holders of the CEI Securities at the Effective Time of the Merger, including the CEI Principal Executive Officers.

“CHRON Common Stock” shall mean the shares of common stock of CHRON, $.0001 par value per share.

“CHRON Fully-Diluted Common Stock” means, as at the time in question, the maximum number shares of CHRON Common Stock that are issued and outstanding, after giving effect to: (a) the issuance of all of the Merger Shares, as defined below; and (b) the issuance of any other shares of CHRON Common Stock that are issuable upon conversion of any CHRON notes or shares of CHRON Preferred Stock, or upon the exercise of options, warrants or other rights to purchase shares of CHRON capital stock, but only to the extent that such securities are (i) outstanding as at the Effective Time of the Merger, or (ii) issued subsequent to the Effective Time of the Merger.

“CHRON Security Holders” means the collective reference to all of the record holders of CHRON Common Stock immediately prior to the Effective Time of the Merger.

“Surviving Entity” shall mean CHRON as the surviving corporation in the Merger as provided in Section 1.1.

“Stock Plan” shall mean the CEI Stock Ownership Plan.

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“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any responsibility for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any responsibility for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

THE MERGER

SECTION 1. THE MERGER: EFFECTIVE TIME.

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, CEI shall merge with and into CHRON in accordance with the provisions of the NRS, the separate corporate existence of CEI shall cease and CHRON shall continue as the Surviving Entity. The Merger shall have all the effects provided for a merger under the NRS. The Surviving Entity may, at any time after the Effective Time, take any action, including executing and delivering any certificates, instruments and documents as shall be reasonably determined by the Board of Directors of the Surviving Corporation to be necessary and appropriate, in the name and on behalf of any of the Parties in order to carry out and effectuate the transactions contemplated by this Agreement.

1.2 Merger Shares.

(a) At the Effective Time (i) the CEI Security Holders shall receive one hundred sixty-five million (165,000,000) shares of CHRON Common Stock (the “Merger Shares”) representing a 500,000 – 1 conversion rate and are to be issued to the CEI Security Holders in the amounts listed in Schedule A hereto and (ii) ninety-five million (95.000,000) shares of CHRON shall be reserved for the exercise of Stock Options previously granted under the CEI Stock Plan. The Effective Time of the Merger shall occur upon the filing of the Articles of Merger executed in accordance with the applicable provisions of the NRS with the Secretary of State of Nevada, or at such later time as may be agreed to by CHRON and CEI and specified in the Certificate of Merger subject to the satisfaction or waiver of each of the conditions set forth in Section 4. The date on which the Effective Time occurs is referred to as the “Effective Date.” Provided that this Agreement has not been terminated, the Parties will cause the Articles of Merger to be filed on the Closing Date, as hereafter defined in Section 1.3.

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(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, all CEI Securities shall be converted into the right to receive the Merger Shares to be issued by CHRON.

(c) Exchange. At or within thirty (30) days after the Effective Date, CHRON shall deliver certificates evidencing the Merger Shares. The Merger Shares issued at the Effective Time of the Merger shall be registered in the names of the CEI Security Holders.

(d) All CEI Securities shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such CEI Securities shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to this Section 1.2(a) (fractional shares may be issued rounded to the hundredth decimal point) upon the surrender of such certificate in accordance with Section 1.8, without interest.

(e) Notwithstanding the foregoing, the total number of outstanding CHRON Common Stock subsequent to the Closing of the transaction shall be no more than nine hundred million (900,000,000) shares of CHRON Common Stock.

1.3 Closing.

The closing of the Merger (the “Closing”) will take place at a date, location and time agreed upon between CHRON and CEI, within one (1) Business Day following the satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as CHRON, and CEI shall agree (the “Closing Date”).

1.4 Effect of the Merger.

At the Effective Time, all the properties, rights, privileges, powers and franchises of CEI shall vest in CHRON, and all debts, liabilities and duties of CEI shall become the debts, liabilities and duties of CHRON without further act or deed, and all claims, demands, property and every other interest shall be as of the Effective Time the property of the Surviving Entity to the same extent as previously owned or held by CEI. As a result of and after the Merger, the CEI Security Holders immediately prior to the Effective Time shall cease to hold any CEI Securities but shall instead have the rights specified in Section 1.2 above.

1.5 Certificate of Incorporation and Bylaws; Directors and Officers. Prior to the Effective Time of the Merger:

(a) The Certificate of Incorporation of CHRON is made a part hereof and shall be the Certificate of Incorporation of CHRON following the Merger. The Bylaws of CHRON are made a part hereof and shall be the Bylaws of CHRON following the Merger.

(b) The initial board of directors of CHRON subsequent to the Merger shall consist of the individuals set forth on Exhibit 1.5A attached hereto, and such persons shall continue to serve as directors of CHRON until their successors have been duly nominated, elected or appointed as provided under CHRON’s Bylaws as may subsequently be amended in accordance with the provisions thereof. The persons serving as officers of CHRON subsequent to the Merger shall be as set forth on Exhibit 1.5B attached hereto, and such persons shall hold the offices set forth opposite their names in CHRON until such time as their successors have been duly appointed and qualified as provided under CHRON’s Bylaws as may subsequently be amended in accordance with the provisions thereof.

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1.6 Further Actions.

(a) If, at any time after the Effective Time, CHRON considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in CHRON its right, title or interest in, to or under any of the rights, properties, or assets of CEI, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of CHRON will be authorized to execute and deliver, in the name and on behalf of each of CEI and CHRON, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of CEI and CHRON, all such other actions and things as the Board of Directors of CHRON may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in CHRON or otherwise to carry out the intent and purposes of this Agreement.

1.7 Restrictions On Resale

The Merger Shares. The Merger Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) CHRON receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for CHRON, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Merger Shares to be issued on the Effective Date pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT.”

1.8 Exchange of Certificates.

(a) After the Effective Time and pursuant to a customary letter of transmittal or other instructional form provided by the Exchange Agent to the CEI Security Holders, the CEI Security Holders shall be required to surrender all their CEI Securities to the Exchange Agent, and the CEI Security Holders shall be entitled upon such surrender to receive in exchange therefor certificates representing the number of Merger Shares into which the CEI Securities theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate, which, prior to the Effective Time, represented CEI Securities, shall be deemed for all corporate purpose, subject to the further provisions of this Article I, to evidence the ownership of the number of Merger Shares for which such CEI Securities have been so exchanged. No dividend payable to holders of Merger Shares of record as of any Date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, represented CEI Securities, until such certificate or certificates representing all the relevant CEI Securities, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

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(b) All Merger Shares for which the CEI Securities shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the CEI Securities.

(c) On the Effective Date, the stock transfer book of CEI shall be deemed to be closed and no transfer of CEI Securities shall thereafter be recorded thereon.

(d) If any registered certificate for CEI Securities shall have been lost, stolen or destroyed, the Surviving Entity, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed shall issue the Merger Shares represented by such certificate to the persons legally entitled thereto.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF CEI

CEI hereby represents and warrants as follows:

2.1 Organization and Good Standing: Ownership of Shares. CEI is a corporation duly organized and validly existing under the laws of the State of Nevada. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating CEI to issue, sell or transfer any stock or other securities of CEI.

2.2 Corporate Authority. CEI has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of CEI. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or bylaws of CEI.

2.3 Intangible Assets. CEI has full title and interest in all intellectual property material to the business of CEI (the “Intangible Assets”). CEI holds all rights, title and interest in all the Intangible Assets owned by it free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

2.4 Capitalization. The issued and outstanding shares of common stock of CEI consists of 330 shares of no par value common stock as of April 1, 2016.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF CHRON

CHRON hereby represents and warrants as follows:

3.1 Organization and Good Standing. CHRON is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. CHRON has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

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3.2 Corporate Authority. CHRON has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors and shareholders of CHRON as required by Nevada law. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or Bylaws of CHRON.

3.3 Capitalization.

(a) As of the date of this Agreement, CHRON is authorized to issue 1,000,000,000 shares of CHRON Common Stock, $.0001 par value per share, 10,000,000 CHRON Class A Common Stock, and 500,000,000 shares of CHRON Preferred Stock, $.00001 par value per share, of which approximately (i) 560,555,127 shares of CHRON Common Stock (ii) 4,000,000 shares of Chron Class A Common Stock and (iii) no shares of CHRON Preferred Stock are issued and outstanding.

(b) There are no options, warrants, calls, conversion rights, commitments or agreements or any character (whether oral, written, express or implied) to which CHRON is a party or by which CHRON may be bound that do or may obligate CHRON to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of CHRON Securities or that do or may obligate CHRON to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement other than those set forth in Exhibit 3.3(b). There are no outstanding agreements, contracts, obligations, promises, commitments, indentures, plans, instruments, arrangements, undertakings or understandings (whether oral, written, express or implied) to which CHRON is a party or is bound or which affects or relates to the voting, issuance, purchase, redemption, repurchase or transfer of any CHRON Securities other than those set forth in Exhibit 3.3(b). Other than as provided in this Agreement, CHRON has not, and prior to the Effective Time shall not, become party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire any rights in any additional CHRON Securities. None of the outstanding CHRON Securities was issued in violation of any law, rule or regulation, including, without limitation, state and federal securities laws. CHRON does not own, and does not have any contract to acquire, any equity securities or other securities of any person or entity (including any subsidiary) or any direct or indirect equity or ownership interest in any other business.

(c) At the Closing, the Merger Shares to be issued and delivered to the CEI Security Holders hereunder will when so issued and delivered, constitute valid and legally issued shares of CHRON Common and Preferred Stock, fully paid and non-assessable.

3.4 Compliance with Laws. CHRON has complied with all federal, State, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of CHRON or the trading market for the CHRON Common Stock, and CHRON has complied with all provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.5 Actions and Proceedings. CHRON is not a party to any pending litigation or, to its knowledge, any governmental proceedings that are threatened against CHRON other than those set forth in Exhibit 3.5.

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3.6 Access to Records; Financial Statements.

(a) The corporate financial records, minute books, and other documents and records of CHRON have been made available to CEI prior to the Closing hereof.

(b) The financial statements made available or delivered to CEI fairly represent the financial position of CHRON as of the dates set forth therein, and there have been no material adverse change in CHRON’s financial condition, business, property or assets since the last statement date. Such financial statements, including any related schedules and notes thereto (the “Financial Statements”), have been prepared in accordance with GAAP consistently applied throughout the period or periods in question (except as specifically disclosed therein) and show all liabilities, direct or contingent, of CHRON required to be shown in accordance with GAAP consistently applied throughout the period or periods in question (except as specifically disclosed therein) and fairly present the financial position and the results of CHRON for the periods indicated therein.

3.7 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Certificate of Incorporation or Bylaws of CHRON;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which CHRON is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, CHRON or upon the securities, properties or business to CHRON; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.8 Authority to Execute and Perform Agreements. CHRON has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of CHRON enforceable in accordance with its Terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by CHRON of this Agreement, in accordance with its respective Terms and conditions will not:

(a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b) conflict with or result in any breach or violation of any of the Terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to CHRON, or any instrument, contract or other agreement to which CHRON is a party or by or to which CHRON is bound or subject; or

(c) result in the creation of any lien or other encumbrance on the assets or properties of CHRON.

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3.9 Full Disclosure. No representation or warranty by CHRON in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written Statement, certificate or instrument furnished or to be furnished by CHRON pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue Statement of a material fact or omits or will omit to State any fact necessary to make any Statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of CHRON.

3.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements, CHRON does not have any liabilities, debts or obligations, whether absolute, accrued, contingent, unliquidated or otherwise and whether due or to become due (including without limitation any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), arising out of any transaction entered into on or prior to the Effective Time, other than contractual obligations incurred in the ordinary course of business not required to be disclosed in accordance with GAAP.

3.11 Subsidiaries. Exhibit 3.11 sets forth for each subsidiary of CHRON (i) its name and jurisdiction of organization, (ii) its form of organization and capital structure, and (iii) the capital stock or membership or other equity interests held by CHRON in such subsidiary. CHRON holds of record and owns beneficially all of the outstanding shares of capital stock or other equity or ownership interests in each of its subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any nature whatsoever. There are no outstanding or authorized rights, contracts, arrangements or understandings that could require CHRON or any of its subsidiaries to sell, transfer, or otherwise dispose of any equity or ownership interest in any of its subsidiaries or that could require any subsidiary of CHRON to issue, sell, or otherwise cause to become outstanding any of its own shares of capital stock or membership or other equity or ownership interests or any shares of capital stock or membership or other equity or ownership interests in any other subsidiary. There are no (i) authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to or redeemable equity of, any subsidiary of CHRON or (ii) voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock, membership interest or other equity or ownership interests of any such subsidiary. CHRON does not control directly or indirectly and does not have any direct or indirect equity participation or other investment in any Person which is not a subsidiary.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligation of CHRON. All obligations of CHRON under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions (anyone of which may be waived at Closing by CEI):

(a) The representations and warranties by or on behalf of CHRON contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

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(b) CHRON shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On the Closing Date, an executive officer of CHRON shall have delivered to CEI a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of CHRON set forth in this Agreement are true and correct in all material respects.

(d) On or before the Closing, the Board of Directors and the shareholders of CHRON shall have approved, in accordance with applicable law, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable CHRON to comply with the terms of the Agreement

(e) The Merger shall be permitted by applicable law and CHRON shall have sufficient shares of CHRON Common Stock authorized to complete the Merger.

(f) At the Closing, all instruments and documents delivered to CEI and the CEI Security Holders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for CEI.

(g) The Merger Shares to be issued to the Shareholders of CEI at Closing will be validly issued, non-assessable and fully paid under the NRS and will be issued in a non-public offering and exempt merger transaction in compliance with all federal and State securities laws, bearing a restrictive legend, as is more fully set forth herein.

4.2 Conditions Precedent to the Obligations of CEI. All obligations of CEI under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (anyone of which may be waived at Closing by CHRON):

(a) The representations and warranties by CEI contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b) CEI and the CEI Security Holders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c) On the Closing Date, one of the CEI principal executive officers shall have delivered to CHRON a certificate, duly executed by such Person and certifying, that to such Person’s knowledge and belief, the representations and warranties of CEI set forth in this Agreement are true and correct in all material respects.

(d) The holders of a majority of the issued and outstanding shares of CEI common stock shall have approved, ratified and confirmed this Agreement, the Merger and all of the transactions contemplated hereby, all in accordance with applicable Nevada law.

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SECTION 5. COVENANTS

5.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, CHRON, and CEI and the respective party’s principal executive officers agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i) at the time of the disclosure was public knowledge;

(ii) is required to be disclosed publicly pursuant to any applicable Federal or State securities laws;

(iii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv) the receiving party had within its possession at the time of disclosure; or

(v) is ordered disclosed by a Court of proper jurisdiction.

5.4 Stock Certificates. Within thirty (30) days of the Closing the CEI Security Holders shall have delivered the certificates representing the CEI Securities duly endorsed (or with executed stock powers). Further, within thirty (30) days of such Closing, CHRON shall issue to the CEI Security Holders the Merger Shares.

5.5 Filing of Certificate of Merger. The Articles of Merger shall have been filed in the office of the Secretary of State for the State of Nevada.

5.6 Indemnification of Officers and Directors. It is the intention of the Parties that CHRON and CEI shall indemnify its officers and directors to the fullest extent permitted by law, as applicable. In such connection, the Parties agree not to amend the Certificates of incorporation or Bylaws of either CHRON or CEI if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of CHRON and CEI, as the same are in effect immediately prior to the Effective Time of the Merger.

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SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for three (3) years following the Closing.

SECTION 7. DOCUMENTS AT CLOSING AND THE CLOSING

7.1 Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a) CEI will deliver, or will cause to be delivered, to CHRON the following:

(i) a certificate executed by the President or Secretary of CEI to the effect that all representations and warranties made by CEI under this Agreement are true and correct as of the Closing, the same as though originally given to CHRON on said Date;

(ii) a certificate from the State of Nevada dated at or about the Closing to the effect that CEI is validly existing under the laws of said State;

(iii) Common stock certificates representing those shares of CEI to be exchanged for the Merger Shares.

(iv) all other items, the delivery of which is a condition precedent to the obligations of CEI, as set forth in Section 4.

(b) CHRON will deliver or cause to be delivered to CEI and the CEI Security Holders:

(i) a certificate from CHRON executed by the President or Secretary of CHRON, to the effect that all representations and warranties of CHRON made under this Agreement are true and correct as of the Closing, the same as though originally given to CEI on said Date;

(ii) certified copies of resolutions by CHRON Board of Directors and shareholders authorizing this transaction;

(iii) certificates from the Nevada Secretary of State dated at or about the Closing Date that CHRON are in good standing under the laws of said State;

(iv) the legal opinion required in Section 4; and

(v) all other items, the delivery of which is a condition precedent to the obligations of CHRON, as set forth in Section 4 hereof.

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SECTION 8. MISCELLANEOUS

8.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3 Assignment. This Agreement is not assignable except by operation of law.

8.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To: CHRON: To be provided

To: CEI: To be provided

Any notice or Statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5 Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6 Arbitration. The parties hereby agree that any dispute or cause of action arising under this Agreement shall be settled by arbitration conducted by one arbitrator. The arbitrator shall be acceptable to both CEI and CHRON. If an arbitrator cannot be agreed upon as provided in the preceding sentence, an arbitrator will be appointed. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. Any such arbitration shall be held exclusively in Clark County, Nevada.

8.7 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.8 Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

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8.9 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.10 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.12 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.13 Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

SECTION 9. TERMINATION.

9.1 This Agreement may be terminated, and the Merger contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, notwithstanding the adoption of this Agreement and the approval of the Merger by the shareholders of either party:

(i) by mutual written consent duly authorized by the Board of Directors of CHRON and by the Board of Directors of CEI;

(ii) by either party if the Merger has not been consummated by April 15, 2014, except that the right to terminate this Agreement under this Section 9.1(ii) shall not be available to any party whose willful failure to perform any material obligation or to fulfill any material condition under this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before that date;

(iii) By either party if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

(iv) By CHRON if (A) CHRON is not in material breach of its respective obligations under this Agreement and (B) there has been (1) a material breach by CEI of any of its representations and warranties under this Agreement such that the conditions in Section 4.1 can not be satisfied or (2) a material failure by CEI to perform any of its obligations under this Agreement such that the conditions in Section 4.1 cannot be satisfied, and, in both case (1) and case (2), the breach or failure cannot be cured by CEI within 30 calendar days following receipt by CEI of notice of the breach;

(v) By CEI if (A) CEI is not in material breach of its obligations under this Agreement and (B) there has been (1) a material breach by CHRON of any of its representations and warranties under this Agreement such that the conditions in Section 4.2 shall not be satisfied or (2) a material failure by CHRON to perform any of its obligations under this Agreement such that the conditions in Section 4.2 shall not be satisfied, and, in both case (1) and case (2), the breach or failure cannot be cured by CHRON within 30 calendar days following receipt by CHRON of notice of the breach; and

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(vi) By either party, such party not then being in breach of the Agreement, if any Exhibit, Schedule or attachment appended hereto subsequent to the date of the Agreement or any amendment to any Exhibit, Schedule or attachment hereto made subsequent to the date of the Agreement shall materially adversely affect the economics, financial or business considerations of the transactions contemplated under this Agreement as determined by the receiving party.

9.2 In the event of termination of this Agreement as provided in this Section 9, the terminating party shall provide written notice of such termination to the other party and the provisions of this Agreement shall forthwith become void. Notwithstanding the foregoing, the event of termination of this Agreement by any party hereto, nothing herein shall limit the remedies at law or in equity of any party with respect to any breaches hereof by any other party.

SECTION 10. INDEMNIFICATION BY INDEMNITOR.

10.1 Indemnification. All statements of fact contained in any written statement, certificate, schedule, exhibit, or other document delivered to CEI by or on behalf of CHRON pursuant to Section 3 of this Agreement shall be deemed representations and warranties of Indemnitor hereunder. Indemnitor shall indemnify, defend and save and hold CEI and the Surviving Entity, and the respective officers, directors, employees, agents, shareholders, assigns and successors, and the affiliates of the foregoing persons and entities (“Indemnified Persons”), harmless from and against and in respect of, and shall pay to Indemnified Persons the amount of, any and all claims, demands, lawsuits, actions, causes of actions, administrative proceedings (including informal proceedings), losses, diminution in value, assessments, costs, damages, punitive damages, judgments, liabilities or expenses (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) of every kind, nature and description, whether or not involving a third party claim (collectively the “Losses”) that arise or result from or relate to, directly or indirectly:

(i) any material inaccuracy in any representation or document delivered under or pursuant to this Agreement or the material breach of any representation, warranty or covenant made by CHRON in or pursuant to this Agreement or any certificate, document, or instrument delivered by or on behalf of CHRON pursuant to this Agreement;

(ii) any misrepresentations in or omission from any schedule, exhibit or any other attachment to this Agreement delivered by or on behalf of CHRON pursuant to this Agreement;

(iii) any failure by CHRON to duly perform or observe any term, provision, covenant, or agreement in this Agreement to be performed or observed on the part of CHRON for periods prior to the Effective Time;

(iv) acts or omissions in connection with business activities conducted or to be conducted by CHRON, including, without limitation, the sale of goods or provision of services, prior to the Effective Time;

(v) any action, suit, investigation, proceeding, demand, assessment, audit, judgment and claim, including any employment-related claim relating to the time period on or prior to the Effective Time, even though such claims may not come to light until after the Effective Time; or

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(vi) any Losses, including Tax-related or otherwise, relating to the distribution to the CHRON Security Holders of the shares of Trebor Resource Management Group Inc., which was a subsidiary of CHRON.

10.2 Procedures. The Indemnified Persons shall give Indemnitor prompt written notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this Section 10 applies (the “Indemnification Notice”). If the document evidencing such claim or demand is a court pleading, the Indemnified Persons shall give such notice within ten (10) days of receipt of such pleading, otherwise, the Indemnified Persons shall give such notice within thirty (30) days of the date it receives written notice of such claim. Failure to give timely notice, including the Indemnification Notice, of a matter which may give rise to an indemnification claim shall not affect the rights of the Indemnified Persons to collect such Losses from Indemnitor so long as such failure to so notify does not materially adversely affect the Indemnitor’s ability to defend such Losses against a third party.

IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

The Chron Organization, Inc.

By:	/s/Byron Young
Name:	Byron Young
Its:	Chairman and Treasurer

Chron Energy, Inc.

By:	/s/Alex Rodriguez
Name:	Alex Rodriguez
Its:	President

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SCHEDULE A

Common Shares to be Issued

Chron Energy, Inc.		Chron Common Shares
Security Holder	Securities Owned	to be Issued

NAUP Investments, LLC or his assigns	280	140,000,000

Douglas O. McKinnon, or his assigns	50	25,000,00

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Exhibits 1.5(a) & 1.5(b)

Directors and Officers

The following Directors and Officers shall serve as follows:

Directors:

Effective with the Closing, Alex Rodriguez and Byron Young shall serve as Directors until the next annual meeting of shareholders and until his/her successor shall have been elected and qualified. Additionally, Mr. Young shall serve as Chairman during his tenure as a Director.

Officers:

Effective with the Closing, the following shall serve in his/her respective capacity and shall serve until the next annual meeting of Board of Director and until his/her successor shall have been elected and qualified:

Alex Rodriguez	CEO and President

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Exhibit 3.3(b)

None

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Exhibit 3.5

The Company has filed suit in Tarrant County against Kenneth Dougherty that discovery be conducted to determine the status of (i) that certain promissory in the amount of $62,563.00 and related litigation and settlement thereof; (ii) certain claims to stock of the Company held/or were held by Jason Ford, Susan Ford, Bootleg Barbeque, Lisa Ford, William J. Ford II, Trustee, William J. Ford II and Texas Hill Country Barbeque; and (iii) the whereabouts of the prior books and records of the Company.

Management of the Company do not believe that the above suit will have any material adverse financial effect on the Company.

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Exhibit 3.11

Subsidiaries

Chron Home Services, Inc. a Texas Corporation, 100% owned

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